Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS SHARP INCREASE IN NET INCOME, REVENUES
FOR FISCAL 2011 FOURTH QUARTER AND FULL YEAR

Fiscal 2011 Profit Grows 105% on 57% Rise in Sales

VAN NUYS, Calif. – August 4, 2011 – Electro Rent Corporation (NASDAQ:ELRC) today reported an 88.7% increase in net income on a 47.9% increase in total revenues for its fourth fiscal quarter ended May 31, 2011, compared with the same quarter a year ago.  For the full year, net income advanced 104.8% on a 56.8% increase in total revenues over fiscal 2010.

Total revenues for the fourth quarter of fiscal 2011 grew to $65.2 million from $44.1 million for the fourth quarter of fiscal 2010.  Sales of equipment and other revenues nearly doubled to $34.3 million for the fiscal 2011 fourth quarter from $17.5 million last year.  Rental and lease revenues increased approximately 17.0% to $30.9 million from $26.5 million for the fiscal 2010 fourth quarter, reflecting increased rental demand and rates in North America and Europe, along with added revenues from the company’s March 2010 acquisition of Telogy, LLC, and increased test and measurement leasing activity.

Net income for the fiscal 2011 fourth quarter grew considerably to $6.3 million, or $0.26 per diluted share, from $3.4 million, or $0.14 per diluted share, for the fiscal 2010 fourth quarter.

“The confluence of several positive trends and activities gave rise to an outstanding year for Electro Rent,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Our balance sheet strength and flexibility allowed us to purchase more than $90 million in equipment, handily eclipsing past activity and positioning the company well for the future.  We have built a formidable sales force, expanded our technical expertise and effectively penetrated new segments of our market.  With the largest and most up-to-date inventory of test and measurement equipment, we are solving customers’ important logistical problems by providing them with what they want, when they need it in the most cost-effective manner possible.”

SG&A expenses totaled $15.9 million for the fourth quarter of fiscal 2011, versus $14.3 million for the same period last year, primarily related to increases in the company’s sales and support staff.  SG&A as a percentage of total revenues declined substantially to 24.4% for the fiscal 2011 fourth quarter from 32.4% last year.  Total operating expenses were $54.7 million for the fourth quarter of fiscal 2011, versus $38.8 million in the same period last year, due mostly to higher depreciation of rental and lease equipment, and increased equipment sales and personnel costs.

Operating profit grew nearly two-fold for the fiscal 2011 fourth quarter to $10.5 million, or 16.1% of total revenues, from $5.3 million, or 12.0% of total revenues, for last year’s fiscal fourth quarter.

Interest income totaled $95,000 for the fiscal 2011 fourth quarter, compared with $118,000 for last year’s fiscal fourth quarter, reflecting a lower cash balance in the fiscal 2011 period and the redemption of the company’s auction rate securities, which carried a higher interest rate last year.

Total revenues for fiscal 2011 increased significantly to $228.7 million from $145.9 million for fiscal 2010.  Rental and lease revenues rose more than 25% to $118.1 million for fiscal 2011 from $94.2 million last year.  Equipment sales and other revenues more than doubled to $110.7 million for fiscal 2011, compared with $51.7 million for fiscal 2010.

Net income for fiscal 2011 increased to $23.8 million, or $0.99 per diluted share, from $11.6 million, or $0.48 per diluted share, last year.

SG&A expenses were $57.4 million, or 25.1% of total revenues, for fiscal 2011, versus $46.4 million, or 31.8% of total revenues, for last year.  Total operating expenses for fiscal 2011 amounted to $191.8 million, compared with $127.4 million for fiscal 2010.

Operating profit for fiscal 2011 rose to $36.9 million, or 16.1% of total revenues, from $18.4 million, or 12.6% of total revenue, for fiscal 2010.

The company’s effective tax rate for fiscal 2011 was 36.3%, versus 42.1% for fiscal 2010.  The decrease related to a $1.4 million reversal of accrued interest and penalties related to the effective settlement of the company’s uncertain tax positions during fiscal 2011.

Rental equipment purchases for the fiscal 2011 fourth quarter and full year were $19.4 million and $90.2 million, respectively, compared with $46.4 million and $83.9 million, respectively, for the same periods last year.  Rental equipment purchases for fiscal 2010 included $22.9 million of equipment purchased in conjunction with the company’s acquisition of Telogy.  The book value of Electro Rent's equipment was $195.6 million at May 31, 2011, up from $173.6 million at May 31, 2010.

As of May 31, 2011, Electro Rent had a sales order backlog of $17.0 million, versus $9.7 million last year.  The majority of the backlog is expected to be delivered to customers within six months of the company’s fiscal year end.

Electro Rent paid dividends of $3.6 million for the fiscal 2011 fourth quarter and $14.4 million for the full year.  On an annualized basis, the company’s current quarterly dividend of $0.20 per common share represents a 5% yield on the August 3, 2011 closing price of $15.78.

Total shareholders' equity at May 31, 2011 increased to $240.4 million, or $10.02 per share, from $230.0 million, or $9.60 per share, at May 31, 2010.

Electro Rent had $41.4 million in cash, cash equivalents and investments at May 31, 2011 versus $47.2 million one year ago.  The decrease related primarily to higher levels of equipment purchases for the company’s rental pool.  Electro Rent’s balance sheet remains debt free.

“Electro Rent has reached a new level of maturity, quality, performance and expertise,” said Greenberg.  “Against a backdrop of profound structural and economic changes in our industry, we have worked tirelessly with our customers and our suppliers to meet these new challenges, and our reputation as a trusted advisor to them will serve us well as we continue to provide the most useful and cost-effective solutions for our partners.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, whether Electro Rent is positioned well for the future, expectations regarding delivery of Electro Rent’s sales order backlog and whether Electro Rent’s reputation as a trusted advisor will serve the company well, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "future," "expect," "will," "continue," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010

Revenues:
Rentals and leases	$30,923	$26,529	$118,062	$94,201
Sales of equipment and other revenues	34,254	17,526	110,667	51,666

Total revenues	65,177	44,055	228,729	145,867

Operating expenses:
Depreciation of rental and lease equipment	12,161	11,119	47,922	42,605
Costs of revenues other than depreciation of rental
and lease equipment	26,633	14,081	86,649	39,061
Selling, general and administrative expenses	15,882	14,265	57,423	46,447
Gain on bargain purchase	-	(679)	(202)	(679)

Total operating expenses	54,676	38,786	191,792	127,434

Operating profit	10,501	5,269	36,937	18,433

Interest income, net	95	118	352	1,599

Income before income taxes	10,596	5,387	37,289	20,032

Income tax provision	4,257	2,027	13,533	8,435

Net income	$6,339	$3,360	$23,756	$11,597

Earnings per share:
Basic	$0.26	$0.14	$0.99	$0.48
Diluted	$0.26	$0.14	$0.99	$0.48

Shares used in per share calculation:
Basic	23,981	23,951	23,974	23,932
Diluted	24,115	24,028	24,072	24,004

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	May 31,
	2011	2010
ASSETS

Cash and cash equivalents	$41,441	$32,906
Investments, trading, at fair value	-	13,323
Put option	-	952
Accounts receivable, net	30,616	25,670
Rental and lease equipment, net	195,632	173,647
Other property, net	14,127	13,585
Goodwill	3,109	3,109
Intangibles, net	1,214	1,398
Other	19,788	11,478
	$305,927	$276,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$8,237	$8,294
Accrued expenses	10,437	14,240
Deferred revenue	5,874	6,022
Deferred tax liability	41,004	17,550
Total liabilities	65,552	46,106

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding
Common stock, no par - shares authorized 40,000,000;
issued and outstanding 2011 - 23,980,581 ; 2010 - 23,960,694	34,742	33,555
Retained earnings	205,633	196,407
Total shareholders' equity	240,375	229,962
	$305,927	$276,068